SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

(Amendment No. 2)

Under the Securities Exchange Act of 1934

Hutchison Telecommunications International Limited

(Name of Issuer)

Ordinary Shares, nominal value HK$0.25 each

(Title of Class of Securities)

44841T 10 7

(CUSIP Number)

Edith Shih

Hutchison Whampoa Limited

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

(852-2128-1188)

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 21, 2005

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box  ☐.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hutchison Whampoa Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,366,869,729 Ordinary Shares (1)

  8     SHARED VOTING POWER

                3,284,628,901 Ordinary Shares (1)(2)

  9    SOLE DISPOSITIVE POWER

                2,366,869,729 Ordinary Shares (1)

10     SHARED DISPOSITIVE POWER

                3,284,628,901 Ordinary Shares (1)(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,366,869,729 Ordinary Shares (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 49.8%(3)
14	TYPE OF REPORTING PERSON HC, CO

(1)	As described in this Schedule 13D, pursuant to the terms of a Share Purchase Agreement dated as of December 21, 2005 made amongst Hutchison Telecommunications Investment Holdings Limited (“HTIHL”), Hutchison Whampoa Limited (“HWL”), Orascom Telecom Eurasia Limited (“Orascom Eurasia”) and Orascom Telecom Holding S.A.E. (“Orascom”) (the “Share Purchase Agreement”), Orascom has purchased from HTIHL 917,759,172 Ordinary Shares (the “Sale Shares”) of the Issuer (“Ordinary Shares”) at a price of HK$11.00 per Sale Share (or approximately US$1.42 per Sale Share based on the closing spot rate quoted by Bloomberg on December 19, 2005, of US$1.00 = HK$7.7522), for a total consideration of approximately US$1.30 billion, and simultaneously directed the transfer of the Sale Shares to its nominee, Orascom Eurasia (the “Share Purchase Transaction”). The closing of the Share Purchase Transaction occurred on December 21, 2005. The Share Purchase Agreement is more fully described in Item 4 of this Schedule 13D and is attached hereto as Exhibit 6.

As further described in this Schedule 13D, an aggregate of 3,284,628,901 Ordinary Shares, or approximately 69.1% of the issued and outstanding Ordinary Shares of the Issuer, are subject to a Shareholders’ Agreement dated as of December 21, 2005, between HTIHL, HWL, Orascom Eurasia and Orascom (the “Shareholders’ Agreement”), of which 917,759,172 Ordinary Shares are the Sale Shares sold to Orascom and simultaneously transferred to Orascom Eurasia pursuant to the Share Purchase Agreement. The Shareholders’ Agreement grants Orascom Eurasia an option (the “Orascom Option”) to purchase from HTIHL such number of Ordinary Shares of the Issuer as shall immediately prior to the closing of the Orascom Option represent approximately 3.69% of the total number of Ordinary Shares of the Issuer then issued and outstanding at a price per Ordinary Share of the higher of (i) the average of the closing traded price of an Ordinary Share for the thirty (30) trading days on the Stock Exchange of Hong Kong Limited immediately prior to the date that Orascom Eurasia delivers to HTIHL a notice to exercise the Orascom Option, and (ii) HK$11.00, being the price per Sale Share payable under the Share Purchase Agreement.

Based on the number of Ordinary Shares issued and outstanding as of the date hereof of 4,752,546,209, the number of Ordinary Shares subject to the Orascom Option (the “Option Shares”) is 175,326,456 Ordinary Shares. The exercise of the Orascom Option is contingent upon the satisfaction of certain conditions that are described in further detail in Item 4. If these conditions have not been fulfilled or waived by one year from the date of the closing of the Share Purchase Transaction, the Orascom Option shall lapse and cease to be of effect and neither party shall have any rights or liabilities in respect of the Orascom Option under the Shareholders’ Agreement. As such, HWL and HTIHL believe they retain beneficial ownership of all the Option Shares. The Shareholders’ Agreement is described in Item 4 of this Schedule 13D and is attached hereto as Exhibit 7.

(2)	The Shareholders’ Agreement referenced above in footnote (1) above provides for certain obligations and restrictions with respect to the voting and disposition of the Ordinary Shares held by Orascom Eurasia and HTIHL. The terms of the Shareholders’ Agreement are hereby specifically incorporated by reference herein. Neither the filing of this Amendment No. 2 to the Schedule 13D nor any of its contents shall be deemed to constitute an admission by any Reporting Person (as defined in Item 2) that it is the beneficial owner of any of the Ordinary Shares covered by the Shareholders’ Agreement, other than the Ordinary Shares held directly by such Reporting Person, for purposes of Section 13(d) of the Securities Exchange Act of 1934, or for any other purpose, and such beneficial ownership is expressly disclaimed. Each Reporting Person expressly disclaims (i) the existence of any group, and (ii) beneficial ownership with respect to any shares other than the shares held directly by such Reporting Person. See Item 5.
(3)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hutchison Telecommunications Investment Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,366,869,729 Ordinary Shares (1)

  8     SHARED VOTING POWER

                3,284,628,901 Ordinary Shares (1)(2)

  9    SOLE DISPOSITIVE POWER

                2,366,869,729 Ordinary Shares (1)

10     SHARED DISPOSITIVE POWER

                3,284,628,901 Ordinary Shares (1)(2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,366,869,729 Ordinary Shares (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 49.8% (3)
14	TYPE OF REPORTING PERSON CO

(1)	See footnote (1) on page 2.
(2)	See footnote (2) on page 2.
(3)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON New Brilliant Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 187,966,653 Ordinary Shares 8 SHARED VOTING POWER - 0 – 9 SOLE DISPOSITIVE POWER 187,966,653 Ordinary Shares 10 SHARED DISPOSITIVE POWER - 0 –

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 187,966,653 Ordinary Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.0%(1)
14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Cheung Kong (Holdings) Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                52,092,587 Ordinary Shares (excludes beneficial ownership

                of 2,366,869,729 Ordinary Shares which are disclaimed

                (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                52,092,587 Ordinary Shares (excludes beneficial ownership

                of 2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            52,092,587 Ordinary Shares

            Cheung Kong (Holdings) Limited expressly disclaims beneficial ownership of the

            2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.1%(2)

            Cheung Kong (Holdings) Limited expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications

            Investment Holdings Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON HC, CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Continental Realty Ltd. – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                6,203,546 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                6,203,546 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,203,546 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kam Chin Investment S.A. – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Panama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                1,443,083 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                1,443,083 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,443,083 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shining Heights Profits Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                29,333 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                29,333 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,333 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON White Rain Enterprises Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                559,020 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                559,020 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            559,020 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(1)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Polycourt Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                3,107,542 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                3,107,542 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,107,542 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richland Realty Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                1,003,239 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                1,003,239 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,003,239 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Top Win Investment Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                1,425,499 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                1,425,499 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,499 Ordinary Shares of the Issuer

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Haldaner Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                144,327 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                144,327 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            144,327 Ordinary Shares of the Issuer

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Winbo Power Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                3,150,135 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                3,150,135 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,150,135 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Good Energy Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                527,545 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9     SOLE DISPOSITIVE POWER

                527,545 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            527,545 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oriental Time Investment Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                1,636,998 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9     SOLE DISPOSITIVE POWER

                1,636,998 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,636,998 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

             Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Well Karin Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                3,026,261 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                3,026,261 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,026,261 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fumanda Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                504,680 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                504,680 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            504,680 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Harvestime Holdings Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                2,200,000 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                2,200,000 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,200,000 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Harrowgate Investments Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                1,529,982 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                1,529,982 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,529,982 Ordinary Shares of the Issuer

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hislop Resources Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                575,916 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                575,916 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            575,916 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(12)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mirabole Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                661,246 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                661,246 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            661,246 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Wealth Pleasure Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                405,415 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                405,415 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            405,415 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Guidefield Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                196,624 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                196,624 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            196,624 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hey Darley Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  7    SOLE VOTING POWER

                72,307 Ordinary Shares (excludes beneficial ownership of

                 2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

  8     SHARED VOTING POWER

                - 0 –

  9    SOLE DISPOSITIVE POWER

                72,307 Ordinary Shares (excludes beneficial ownership of

                2,366,869,729 Ordinary Shares which are disclaimed (see 11 below))

10     SHARED DISPOSITIVE POWER

                - 0 –

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            72,307 Ordinary Shares

            The Reporting Person expressly disclaims beneficial ownership of the 2,366,869,729

            Ordinary Shares beneficially owned in aggregate by Hutchison Whampoa

            Limited, Hutchison Telecommunications Investment Holdings Limited and New

            Brilliant Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            less than 0.1%(2)

            The Reporting Person expressly disclaims ownership of the 49.8% interest represented by the 2,366,869,729 Ordinary Shares beneficially owned in aggregate by

            Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings

            Limited and New Brilliant Holdings Limited(1)

14	TYPE OF REPORTING PERSON CO

(1)	See footnotes (1) and (2) on page 2.
(2)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

SCHEDULE 13D

CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Cheung Kong Enterprises Limited – Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 23,689,889 Ordinary Shares 8 SHARED VOTING POWER - 0 – 9 SOLE DISPOSITIVE POWER 23,689,889 Ordinary Shares 10 SHARED DISPOSITIVE POWER - 0 –

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,689,889 Ordinary Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%(1)
14	TYPE OF REPORTING PERSON CO

(1)	Based on 4,752,546,209 Ordinary Shares which are issued and outstanding.

Item 1. Security and Issuer.

This statement on Amendment No. 2 to Schedule 13D (“Amendment No. 2”) relates to Ordinary Shares, nominal value HK$0.25 each of Hutchison Telecommunications International Limited (“Ordinary Shares”), a company incorporated in the Cayman Islands (the “Issuer”). The Issuer’s principal executive office is 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong.

This Amendment No. 2 amends and supplements the statement on Schedule 13D, filed by the Reporting Persons on June 30, 2005, as amended by Amendment No. 1 to Schedule 13D, filed by the Reporting Persons on August 5, 2005 (the “Schedule 13D”). This Amendment No. 2 is being filed by the Reporting Persons to report the transaction which includes the sale of 917,759,172 Ordinary Shares (the “Sale Shares”) to Orascom Telecom Holding S.A.E. (“Orascom”) and the simultaneous transfer of the Sale Shares to Orascom’s nominee, Orascom Telecom Eurasia Limited (“Orascom Eurasia”), as more fully described below. Defined terms used herein that are not otherwise defined have the meanings ascribed to them in the Schedule 13D.

Item 2. Identity and Background.

Schedules I to XXV are hereby amended and restated in this Amendment No. 2.

Item 3. Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended by adding the following to the end of Item 3 of the Schedule 13D:

The total consideration for the purchase by Orascom Eurasia of the Sale Shares pursuant to the Share Purchase Agreement in the Share Purchase Transaction (each as defined in Item 4 below) is approximately US$1.30 billion, payable in cash, representing HK$11.00 per Sale Share (or approximately US$1.42 per Sale Share based on the closing spot market rate quoted by Bloomberg on December 19, 2005, of US$1.00 = HK$7.7522), for a total of 917,759,172 Ordinary Shares (the “Purchase Price”). The Purchase Price is being funded though a combination of (i) approximately US$130.2 million which was paid by Orascom and Orascom Eurasia in cash to HTIHL at the closing of the Share Purchase Transaction on December 21, 2005 (the “Closing”), which Orascom and Orascom Eurasia have represented has come from available working capital and (ii) approximately US$1.17 billion initially funded at Closing through a vendor promissory note dated December 21, 2005, payable by Orascom Eurasia to HTIHL (the “Vendor Promissory Note”).

The stated maturity of the Vendor Promissory Note is February 28, 2006, subject to standard terms of acceleration. The Vendor Promissory Note bears interest at an annual rate of US dollar LIBOR plus 225 basis points and is optionally repayable upon five (5) business days notice by Orascom Eurasia at an amount equal to principal plus accrued interest through the date of prepayment. Orascom and Orascom Eurasia have represented that they intend to refinance the Vendor Promissory Note through a combination of new debt and available cash on or prior to the stated maturity of the Vendor Promissory Note. Orascom Eurasia’s obligations under the Vendor Promissory Note are (i) guaranteed subject to certain limits by Orascom pursuant to a guarantee dated December 21, 2005, between Orascom and HTIHL (the “Guarantee”) and (ii) secured pursuant to a legal mortgage by a share charge over the Sale Shares granted by Orascom Eurasia to HTIHL pursuant to a Share Charge dated December 21, 2005 (the “Share Charge”). Under the Share Charge, unless the charges created become enforceable, Orascom Eurasia will retain the beneficial voting and other rights attached to the Sale Shares.

Copies of the Vendor Promissory Note, the Guarantee and the Share Charge have been filed herewith as Exhibits 3, 4, and 5, respectively, to this Schedule 13D and are hereby incorporated herein by this reference.

Item 4. Purpose of Transaction.

Item 4 is hereby amended by adding the following before the final paragraph thereof:

Share Purchase Agreement

Orascom has purchased the Sale Shares in a privately negotiated transaction from HTIHL and simultaneously to transfer the Sale Shares to its nominee, Orascom Eurasia, pursuant to the terms of a Share Purchase Agreement dated as of December 21, 2005 between HTIHL, HWL, Orascom Eurasia and Orascom (the “Share Purchase Agreement”), under which Orascom paid HTIHL at Closing HK$11.00 per Sale Share (or approximately US$1.42 per Sale Share based on the closing spot market rate quoted by Bloomberg on December 19, 2005, of US$1.00 = HK$7.7522), for a total consideration of approximately US$1.30 billion, comprising approximately US$130.2 million in cash and the Vendor Promissory Note for approximately US$1.17 billion (the “Share Purchase Transaction”). See Item 3 above for a description of the financing arrangements among HTIHL, Orascom and Orascom Eurasia for purchase of the Sale Shares. In accordance with the Share Charge, at Closing the Sale Shares were transferred to HSBC Nominees (Hong Kong) Limited, acting for the benefit of HTIHL.

The purpose of entering into the Share Purchase Agreement was to create an opportunity for the strategic co-operation between the Issuer group and the Orascom group, pursuant to which the two groups will seek to exploit synergy benefits fully between their businesses. HWL also realized a profit on disposal of approximately HK$7.4 billion (or approximately US$954.6 million based on the closing spot rate quoted by Bloomberg on December 19, 2005, of US$1.00 = HK$7.7522) at Closing and the net proceeds derived from the Share Purchase Transaction will be used for the general working capital purposes of the HWL group.

Upon completion of the Share Purchase Transaction, HTIHL became the direct beneficial owner of 2,366,869,729 Ordinary Shares, or approximately 49.8% of the 4,752,546,209 Ordinary Shares which are issued and outstanding.

A copy of the Share Purchase Agreement has been filed herewith as Exhibit 6 and is hereby incorporated herein by this reference.

Shareholders’ Agreement

In conjunction with the Share Purchase Agreement as described above, HTIHL, HWL, Orascom Eurasia and Orascom entered into a Shareholders’ Agreement dated as of December 21, 2005 (the “Shareholders’ Agreement”). An aggregate of 3,284,628,901 Ordinary Shares are subject to the Shareholders’ Agreement, of which 917,759,172 Ordinary Shares are the Sale Shares sold to Orascom and transferred to Orascom Eurasia pursuant to the Share Purchase Agreement. The number of Ordinary Shares covered by the Shareholders’ Agreement represents approximately 69.1% of the issued and outstanding Ordinary Shares as of December 21, 2005. The Shareholders’ Agreement provides for certain obligations and restrictions with respect to the voting and disposition of the Ordinary Shares held directly or indirectly by Orascom Eurasia and HTIHL, and for the Orascom Option, as defined and described below.

Board Representation and Voting Agreements

The Shareholders’ Agreement provides, inter alia, that subject to the terms and conditions thereof:

a)	HTIHL and Orascom Eurasia shall each be entitled to nominate two non-executive directors for election to the board of directors of the Issuer (the “Issuer’s Board”) comprising at all times, a total of nine directors (excluding alternates);

b)	upon the Shareholders’ Agreement coming into full force and effect, the Issuer’s Board shall be comprised of not more than nine directors, consisting of two executive directors, four non-executive directors (as referenced in a) above) and three independent non-executive directors;

c)	upon the Shareholders’ Agreement coming into full force and effect, HTIHL shall procure that such directors nominated by Orascom Eurasia shall be appointed to the Issuer’s Board, and that existing directors of the Issuer’s Board as is necessary to achieve the Issuer’s Board composition set out in b) above, shall resign;

d)	each of HTIHL and Orascom Eurasia shall exercise its respective voting rights in the Ordinary Shares to support the formation of a finance committee of the Issuer’s Board that shall be comprised of four directors, of which two are to be nominated by HTIHL and two are to be nominated by Orascom Eurasia, to carry out certain corporate governance functions related to the business of the Issuer;

e)	Orascom Eurasia and HTIHL shall exercise their voting rights to support Orascom Eurasia’s proposal for the Issuer to make one nomination to each of the boards of directors, or coordinating committee, as the case may be, of certain subsidiaries of the Issuer in India, Indonesia and Vietnam (each a “Subsidiary Nominee” and together the “Subsidiary Nominees”), and each of HTIHL and Orascom Eurasia shall use its respective voting rights to support the appointment of the Subsidiary Nominees in India and Indonesia and HTIHL shall use best endeavors to effect the appointment of the Subsidiary Nominee in Vietnam subject to certain provisos set forth in the Shareholders’ Agreement;

f)	Orascom Eurasia shall make certain undertakings to HTIHL in respect of the Subsidiary Nominees, including that Orascom Eurasia will procure that each Subsidiary Nominee vote or abstain from voting at its respective board meeting in accordance with the vote of the respective nominee to that board made by HTIHL;

g)	each of HTIHL and Orascom Eurasia shall exercise its respective voting rights to oppose the issue of any Ordinary Shares or other securities of the Issuer that are convertible or exchangeable into Ordinary Shares, or options, warrants or other rights to subscribe for Ordinary Shares, to any person who is, or who is an affiliate of, a telecommunications operator, other than in circumstances where the issue of such securities is as consideration in return for acquiring a minority interest in the Issuer or any of the Issuer’s subsidiaries, or where such securities are issued with no rights attaching to them other than such rights attaching to such securities pursuant to the Issuer’s articles of association or relevant law, provided in aggregate such issue represents not more than 5% of the Ordinary Shares then issued and outstanding; and

h)	HWL has undertaken to exercise its voting rights to procure that none of the licenses for intellectual property rights related to the respective licensee’s telecommunications operations that have been granted to the Issuer or any of its subsidiaries by HWL or any of its subsidiaries will be terminated or modified to the detriment of the licensee as a result of the closing of the Share Purchase Transaction or the exercise of the Orascom Option (as defined below).

Disposition of Ordinary Shares

The Shareholders’ Agreement also provides, inter alia, that subject to the stated terms and conditions thereof:

a)	each of HTIHL and Orascom Eurasia has granted the other a right of first refusal to purchase its respective Ordinary Shares in the event such party shall wish to sell its Ordinary Shares;

b)	in the event that HTIHL wishes to sell 10% or more of the total number of the Ordinary Shares then issued and outstanding (the “Offer Shares”), Orascom Eurasia shall have the right to deliver a written notice to HTIHL requiring HTIHL to include in its sale an aggregate number of Ordinary Shares held by Orascom Eurasia up to a pro rata number of Offer Shares (the “Tag-Along Shares”). If the proposed sale of the Offer Shares by HTIHL results in HTIHL’s attributable shareholding falling below 30%, then Orascom Eurasia shall be entitled to “tag” its then entire shareholding into such proposed sale. HTIHL shall procure that the sale of the Tag-Along Shares shall be effected at a price not lower than the price per Offer Share and otherwise on no less favorable terms than those that apply to the Offer Shares; and

c)	subject to the rights of first refusal and the “tag-along” rights described above in a) and b), respectively, each of HTIHL and Orascom Eurasia has agreed that it will not, and HTIHL shall procure that New Brilliant Holdings Limited will not, dispose of any Ordinary Shares held by it during a period of two years from the date of the closing of the Share Purchase Transaction, except that each of HTIHL and Orascom Eurasia shall be entitled during this period, in one or more transactions, to dispose of no more than 5% in aggregate of the total number of Ordinary Shares that are issued and outstanding from time to time, provided that the minimum number of Ordinary Shares that may be disposed of in any single transaction shall be 1% of the total number of Ordinary Shares that are issued and outstanding immediately prior to such disposal, and that any such transfer shall be subject to the rights of first refusal referenced in a) above.

The Orascom Option

The Shareholders’ Agreement grants Orascom Eurasia a conditional option (the “Orascom Option”) to purchase from HTIHL such number of Ordinary Shares as shall immediately prior to the closing of the Orascom Option represent approximately 3.69% of the total number of Ordinary Shares then issued and outstanding (the “Option Shares”) at a price per Ordinary Share of the higher of (i) the average of the closing traded price of an Ordinary Share for the 30 trading days on The Stock Exchange of Hong Kong Limited immediately prior to the date that Orascom Eurasia delivers to HTIHL a notice to exercise the Orascom Option, and (ii) HK$11.00, being the price per Sale Share payable under the Share Purchase Agreement. Based on the number of Ordinary Shares issued and outstanding as of December 21, 2005 of 4,752,546,209, the number of Ordinary Shares subject to the Orascom Option is 175,326,456 Ordinary Shares.

The exercise of the Orascom Option is contingent upon the earlier of i) the receipt of consent from the Ministry of Communications of the State of Israel, or any other government authority that may exercise jurisdiction over the direct or indirect control of Partner Communications Company Ltd. (“Partner”), in which the Issuer has an approximate 51.8% shareholding as of the date hereof, to the increase in Orascom Eurasia’s attributable shareholding in Partner to a percentage that is equal to or greater than 10%, or ii) the disposal by the Issuer of its entire shareholding in Partner. If this condition has not been fulfilled or waived by HTIHL, or if the Issuer’s interest in Partner is not sold or otherwise disposed of, by one year from the date of the closing of the Share Purchase Transaction, the Orascom Option shall lapse and cease to be of effect and neither party shall have any rights or liabilities in respect of the Orascom Option under the Shareholders’ Agreement. As such, HTIHL believes it retains beneficial ownership of all Option Shares subject to the Orascom Option.

Termination

The rights and obligations of Orascom Eurasia and Orascom under the Shareholders’ Agreement shall terminate in the event that Orascom Eurasia, Orascom or a wholly-owned subsidiary of Orascom holds less than 570,305,545 Ordinary Shares (as equitably adjusted), or approximately 12% (the “Deemed 12%”) of the total number of Ordinary Shares then issued and outstanding, but HTIHL continues to hold not less than 30% of the Ordinary Shares, in which case, certain of HTIHL’s non-voting rights under the Shareholders’ Agreement shall remain in effect.

The rights and obligations of HTIHL and its affiliates under the Shareholders’ Agreement shall terminate in the event that HTIHL and its affiliates hold less than 30% of the total number of Ordinary Shares then issued and outstanding, but Orascom Eurasia and its affiliates continue to hold not less than the Deemed 12%, in which case, certain of Orascom Eurasia’s non-voting rights under the Shareholders’ Agreement shall remain in effect.

If at any time the aggregate holding of HTIHL and Orascom Eurasia and their respective affiliates is reduced to 50% or less of the total number of Ordinary Shares then issued and outstanding, the voting rights under the Shareholders Agreement shall terminate.

If Orascom Eurasia is in default of its obligations under the Vender Promissory Note, HTIHL shall have the right but not the obligation to terminate the Shareholders’ Agreement.

A copy of the Shareholders’ Agreement has been filed herewith as Exhibit 7 and is hereby incorporated herein by this reference.

Amended and Restated Registration Rights Agreement

HTIHL, Cheung Kong (Holdings) Limited (“Cheung Kong”) and the Issuer previously had entered into a Registration Rights Agreement dated as of September 24, 2004 (the “Registration Rights Agreement”), under which each of HTIHL and Cheung Kong were entitled to certain rights with respect to the registration of its respective securities of the Issuer, including Ordinary Shares. A copy of the Registration Rights Agreement was filed as an exhibit to the Issuer’s registration statement on Form F-1 (No. 333-118783). In conjunction with the Share Purchase Transaction, the Issuer entered into an Amended and Restated Registration Rights Agreement dated as of December 21, 2005 with HTIHL, Cheung Kong and Orascom Eurasia (each a “Shareholder” and together the “Shareholders”), extending the rights under the Registration Rights Agreement to Orascom Eurasia (the “Amended and Restated Registration Rights Agreement”). The Amended and Restated Registration Rights Agreement covers the Ordinary Shares of the Issuer, any other class of equity securities of the Issuer, any depositary receipts of the Issuer and any equity, rights or equity-linked securities distributed in respect of such Ordinary Shares or depositary receipts, as the case may be (together, the “Registrable Securities”), that are held from time to time by a Shareholder.

The Amended and Restated Registration Rights Agreement provides for demand registration rights pursuant to which the Issuer must generally comply with the request of the Shareholders to register Registrable Securities on their behalf, and “piggyback” registration rights pursuant to which the Shareholders may request registration of their Registrable Securities when the Issuer registers such Registrable Securities. The Issuer is required to bear all registration fees and expenses related to registrations under the Amended and Restated Registration Rights Agreement, excluding any underwriting discounts or selling commissions.

Demand Registration

Each of the Shareholders may, from time to time, request that the Issuer register all or any portion of its respective Registrable Securities, provided that the number of Registrable Securities requested to be so registered represents at least 1% in the case of HTIHL and Cheung Kong, and at least 5% in the case of Orascom Eurasia, of all Ordinary Shares of the Issuer then issued and outstanding (a “Demand Registration”). The total number of Registrable Securities included in the Demand Registration will be subject to certain limitations imposed by the underwriters for such sale.

Each of HTIHL and Cheung Kong may make an unlimited number of requests for a Demand Registration; Orascom Eurasia may make one request for a Demand Registration at any time during a 365 day period and an additional request for a Demand Registration at any time during that same 365 day period with the approval of HTIHL, except that Orascom Eurasia shall have no right to make a request for or to participate in a Demand Registration at any time when any amount remains payable by it under the Vendor Promissory Note or by Orascom under the Guarantee, unless HTIHL has requested or has elected to participate in a Demand Registration. The Issuer is obligated to register such Registrable Securities under a registration statement and is to use its reasonable best efforts to cause any such registration statement promptly to be declared effective under the U.S. Securities Act of 1933 (the “Securities Act”). The Issuer is not obligated to file a registration statement for a Demand Registration (a “Demand Registration Statement”) at any time during the 180 day period following the effective date of a previous Demand Registration Statement.

Each of the Shareholders may make a written request to the Issuer to initiate a public offering in any jurisdiction other than Hong Kong or the United States (an “Alternative Listing Jurisdiction”) of all or any portion of its respective Registrable Securities, provided that the number of Registrable Securities requested to be so registered represents at least 1% in the case of HTIHL and Cheung Kong, and at least 5% in the case of Orascom Eurasia, of all Ordinary Shares of the Issuer then issued and outstanding. The total number of Registrable Securities included in such a Demand Registration in an Alternative Listing Jurisdiction will be subject to certain limitations imposed by the underwriters for such sale. The Issuer is obligated to register such Registrable Securities under a registration statement in the Alternative Listing Jurisdiction and to take all necessary action to comply with all applicable securities laws of the Alternative Listing Jurisdiction.

Piggyback Registration

The Issuer shall give notice to the Shareholders of a registration of Registrable Securities, other than a registration pursuant to a Form S–4 or S–8 or pursuant to an offering and sale to employees or directors pursuant to any employee stock or benefit plan or arrangement. Such notice shall offer the Shareholders the opportunity to register such number of Registrable Securities as the Shareholder may request (a “Piggyback Registration”), and any Shareholder participating in such Piggyback Registration shall be entitled to participate on the same terms as the Issuer and any other persons selling securities in such offering. Orascom Eurasia shall not have the right to participate in a Piggyback Registration at any time when any amount remains payable by it under the Vendor Promissory Note or by Orascom under the Guarantee, unless HTIHL has elected to participate in such Piggyback Registration.

The Amended and Restated Registration Rights Agreement provides that the number of Registrable Securities included by a Shareholder in a Piggyback Registration that is an underwritten public offering by the Issuer may be reduced if and to the extent the underwriters for such offering determine that the number of Registrable Securities to be included in the registration exceeds the number that the underwriters believe they can sell.

To the extent that a Shareholder participating in a Piggyback Registration holds 5% or more Ordinary Shares then issued and outstanding, such Shareholder shall not effect any public sale or distribution (except, in each case, as pursuant to Rule 144 under the Securities Act) of any securities that are the same as or similar to those being registered in connection with such registration for a period beginning seven days before and ending 90 days after the effective date of the registration statement being filed in connection with such Piggyback Registration.

Termination

The Amended and Restated Registration Rights Agreement shall terminate in its entirety upon the earlier of i) the date as of which all of the Registrable Securities have been sold pursuant to a registration statement, or ii) the date as of which each of the Shareholders are permitted to sell their Registrable Securities under Rule 144(k) under the Securities Act. The Amended and Restated Registration Rights Agreement shall terminate between the Issuer and either HTIHL or Cheung Kong, as the case may be, on the date that the number of each class of Registrable Securities beneficially owned by such Shareholder is less than 1% of all Ordinary Shares that are then issued and outstanding. The Amended and Restated Registration Rights Agreement shall terminate between the Issuer and Orascom Eurasia on the date that Orascom Eurasia holds less than the Deemed 12% then issued and outstanding solely as a result of sales of its holdings of Ordinary Shares, subject to certain provisions of the Share Charge.

A copy of the Amended and Restated Registration Rights Agreement has been filed herewith as Exhibit 8 and is hereby incorporated herein by this reference.

Item 5. Interest in Securities of the Issuer.

Item 5 is hereby amended and restated as follows:

(a)-(b)

(i)	HWL: Through its indirect ownership of 100% of the issued and outstanding shares of HTIHL, following the completion of the Share Purchase Transaction, HWL beneficially owns 2,366,869,729 Ordinary Shares of the Issuer, representing approximately 49.8% of the issued and outstanding Ordinary Shares. HWL has sole power to vote and dispose of all of these Ordinary Shares.

(ii)	HTIHL: Following the completion of the Share Purchase Transaction, through its direct ownership of 2,178,903,076 Ordinary Shares of the Issuer and direct ownership of 100% of the issued and outstanding shares of NBH, HTIHL beneficially owns 2,366,869,729 Ordinary Shares of the Issuer, representing approximately 49.8% of the issued and outstanding Ordinary Shares. HTIHL has sole power to vote and dispose of all of these Ordinary Shares.

(iii)	NBH: Directly owns 187,966,653 Ordinary Shares of the Issuer, representing approximately 4.0% of the issued and outstanding Ordinary Shares. NBH has sole power to vote and dispose of all of these Ordinary Shares.

The Shareholders’ Agreement provides for certain obligations and restrictions with respect to the voting and disposition of the Ordinary Shares held by Orascom Eurasia and HTIHL. As a consequence, HTIHL, and HWL through its indirect ownership of HTIHL, may be deemed to have shared power to vote and dispose of 3,284,628,901 Ordinary Shares, representing approximately 69.1% of the issued and outstanding Ordinary Shares of the Issuer. Neither the filing of this Amendment No. 2 to the Schedule 13D nor any of its contents shall be deemed to constitute an admission by HTIHL or HWL that it is the beneficial owner of any of the Ordinary Shares covered by the Shareholders’ Agreement, other than the Ordinary Shares held directly by HTIHL and HWL, for purposes of Section 13(d) of the Securities Exchange Act of 1934, or for any other purpose, and such beneficial ownership is expressly disclaimed. HTIHL and HWL each expressly disclaims (i) the existence of any group, and (ii) beneficial ownership with respect to any shares other than the shares held directly or indirectly by it.

(iv)	CKH: Through its direct or indirect ownership of 100% of the issued and outstanding shares of each of the Reporting Persons set forth in (v) – (xxiv) below (the “CKH Subsidiaries”) and CKE, CKH beneficially owns in aggregate 52,092,587 Ordinary Shares of the Issuer, representing approximately 1.1% of the issued and outstanding Ordinary Shares. CKH has sole power to vote and dispose of all of these Ordinary Shares.

In addition, each of the CKH Subsidiaries holds a direct interest in HWL which in aggregate equals approximately 49.97% of the issued and outstanding shares of HWL. Through its ownership of the CKH Subsidiaries and resulting indirect ownership of approximately 49.97% of the issued and outstanding shares of HWL, CKH and each of the CKH Subsidiaries may, pursuant to Rule 13d-3 under the Act, be deemed to control the voting and disposition of the 2,366,869,729 Ordinary Shares of the Issuer beneficially owned in aggregate by HWL, HTIHL and NBH (the “Disclaimed Shares”), representing approximately 49.8% of the issued and outstanding Ordinary Shares. However, pursuant to Rule 13d-4 under the Act, CKH and each of the CKH Subsidiaries expressly disclaims beneficial ownership of the Disclaimed Shares, and the filing of this Schedule shall in no way be construed as an admission that CKH or any CKH Subsidiary is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of the Disclaimed Shares.

(v)	CRL: Directly owns 6,203,546 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. CRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 4(a)(iv).

(vi)	KCI: Directly owns 1,443,083 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. KCI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(vii)	SHP: Directly owns 29,333 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. SHP has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(viii)	WRE: Directly owns 559,020 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. WRE has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(ix)	PL: Directly owns 3,107,542 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. PL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(x)	RRL: Directly owns 1,003,239 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. RRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xi)	TWI: Directly owns 1,425,499 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. TWI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xii)	HL: Directly owns 144,327 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xiii)	WPL: Directly owns 3,150,135 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. WPL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xiv)	GEL: Directly owns 527,545 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. GEL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xv)	OTI: Directly owns 1,636,998 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. OTI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xvi)	WKL: Directly owns 3,026,261 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. WKL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xvii)	FL: Directly owns 504,680 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. FL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xviii)	HHL: Directly owns 2,200,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HHL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xix)	HIL: Directly owns 1,529,982 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HIL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xx)	HRL: Directly owns 575,916 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xxi)	ML: Directly owns 661,246 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. ML has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xxii)	WP: Directly owns 405,415 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. WP has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xxiii)	GL: Directly owns 196,624 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. GL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xxiv)	HDL: Directly owns 72,307 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HDL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 4(a)(iv).

(xxv)	CKE: Directly owns 23,689,889 Ordinary Shares of the Issuer, representing approximately 0.5% of the issued and outstanding Ordinary Shares. CKE has sole power to vote and dispose of all of these Ordinary Shares.

(xxvi)	LI Ka-shing: Mr. Li, a director of HWL and CKH, indirectly owns 27,513,355 Ordinary Shares of the Issuer representing approximately 0.6% of the issued and outstanding Ordinary Shares of the Issuer, through companies wholly owned by Mr. Li. Mr. Li has sole power to vote and dispose of all of these Ordinary Shares.

(xxvii)	LI Tzar Kuoi, Victor: Mr. Victor Li, a director of HWL, CKH, CRL, KCI, SHP, WRE, PL, RRL, TWI, HL, WPL, GEL, OTI, WKL, FL, HHL, HIL, HRL, ML, WP, GL, HDL and CKE, indirectly beneficially owns 2,519,250 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares of the Issuer, through companies wholly owned by Mr. Victor Li. Mr. Victor Li has sole power to vote and dispose of all of these Ordinary Shares.

(xxviii)	FOK Kin-ning, Canning: Mr. Fok, a director of HWL, CKH and the Issuer, indirectly owns 1,202,380 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares, through a company equally owned by Mr. Fok and his spouse. Mr. Fok and his spouse have sole power to vote and dispose of all of these Ordinary Shares.

(xxix)	CHOW WOO Mo Fong, Susan: Mrs. Chow, a director of HWL, HTIHL, NBH and the Issuer, directly owns 250,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. Mrs. Chow has sole power to vote and dispose of all of these Ordinary Shares.

(xxx)	Frank John SIXT: Mr. Sixt, a director of HWL, CKH, HTIHL, NBH and the Issuer, directly owns 255,000 Ordinary Shares of the Issuer in the form of 17,000 American Depositary Shares, representing less than 0.1% of the issued and outstanding Ordinary Shares. Mr. Sixt has sole power to vote and dispose of all of these Ordinary Shares.

(xxxi)	George Colin MAGNUS: Mr. Magnus, a director of HWL, CKH, CRL, KCI, SHP, WRE, PL, RRL, TWI, HL, WPL, GEL, OTI, WKL, FL, HHL, HIL, HRL, ML, WP, GL and HDL, directly owns 13,333 Ordinary Shares of the Issuer (of which 13,201 Ordinary Shares are held by Mr. Magnus and 132 Ordinary Shares are held by his spouse), representing less than 0.1% of the issued and outstanding Ordinary Shares of the Issuer. Mr. Magnus and his spouse have sole power to vote and dispose of all of these Ordinary Shares.

Except as described in this Item 5, none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any of their respective executive officers or directors, (i) beneficially owns any Ordinary Shares or American Depositary Shares of the Issuer as of the date hereof or (ii) has any right as of the date hereof to acquire, directly or indirectly, any beneficial ownership of Ordinary Shares or American Depositary Shares of the Issuer.

(c) Except as described in this Item 5, none of the Reporting Persons nor, to their best knowledge, none of their respective executive officers or directors, has effected any transaction in Ordinary Shares or American Depositary Shares of the Issuer during the past 60 days.

(d) Not applicable.

(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended by adding the following at the end of Item 6:

The Vendor Promissory Note, the Guarantee and the Share Charge are described in Item 3. Copies of these agreements are filed as Exhibits 3, 4, and 5, respectively, to this Amendment No. 2 to Schedule 13D. The Share Purchase Agreement, the Shareholders’ Agreement and the Amended and Restated Registration Rights Agreement are described in Item 4. Copies of these agreements are filed as Exhibits 6, 7, and 8, respectively, to this Amendment No. 2 to Schedule 13D.

Item 7. Material to be Filed as Exhibits.

The documents which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 27, 2005

HUTCHISON WHAMPOA LIMITED

HUTCHISON TELECOMMUNICATIONS INVESTMENT

HOLDINGS LIMITED

NEW BRILLIANT HOLDINGS LIMITED

By:	/s/ Susan Chow
Name:	Susan Chow
Title:	Director

CHEUNG KONG (HOLDINGS) LIMITED

CONTINENTAL REALTY LTD

KAM CHIN INVESTMENT S.A.

SHINING HEIGHTS PROFITS LIMITED

WHITE RAIN ENTERPRISES LIMITED

POLYCOURT LIMITED

RICHLAND REALTY LIMITED

TOP WIN INVESTMENT LIMITED

HALDANER LIMITED

WINBO POWER LIMITED

GOOD ENERGY LIMITED

ORIENTAL TIME INVESTMENT LIMITED

WELL KARIN LIMITED

FUMANDA LIMITED

HARVESTIME HOLDINGS LIMITED

HARROWGATE INVESTMENTS LIMITED

HISLOP RESOURCES LIMITED

MIRABOLE LIMITED

WEALTH PLEASURE LIMITED

GUIDEFIELD LIMITED

HEY DARLEY LIMITED

CHEUNG KONG ENTERPRISES LIMITED

By:	/s/ Edmond Ip
Name:	Edmond Ip
Title:	Director

SCHEDULE I

Executive Officers and Directors of

Hutchison Whampoa Limited

As of December 21, 2005

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Ka-shing 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong	Chairman, Hutchison Whampoa Limited Chairman, Cheung Kong (Holdings) Limited

LI Tzar Kuoi, Victor 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[1][1]

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

FOK Kin-ning, Canning	British

Group Managing Director and Executive

Director, Hutchison Whampoa Limited

Chairman, Hutchison Telecommunications

International Limited[10]

Chairman, Hutchison Telecommunications

(Australia) Limited[4]

Chairman, Partner Communications

Company Ltd.[5]

Chairman, Hutchison Harbour Ring

Limited[8]

Co-Chairman, Husky Energy Inc.[7]

Deputy Chairman, Cheung Kong

Infrastructure Holdings Limited[2]

Chairman, Hongkong Electric

Holdings Limited[3]

Non-executive Director, Cheung Kong

(Holdings) Limited

CHOW WOO Mo Fong, Susan	British

Deputy Group Managing Director and

Executive Director, Hutchison Whampoa

Limited

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Harbour Ring

Limited[8]

Director, Hongkong Electric Holdings

Limited[3]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, TOM Group Limited[6]

Director, Hutchison Telecommunications Investment Holdings Limited

Director, New Brilliant Holdings Limited

Frank John SIXT	Canadian

Group Finance Director and Executive

Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[6]

Chairman, TOM Online Inc.[9]

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, Hutchison Telecommunications (Australia) Limited[4]

Director, Husky Energy Inc.[7]

Director, Partner Communications Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, Cheung Kong (Holdings) Limited

Director, Hutchison Telecommunications Investment Holdings Limited

Director, New Brilliant Holdings Limited

LAI Kai Ming, Dominic	Canadian	Executive Director, Hutchison Whampoa Limited Deputy Chairman, Hutchison Harbour Ring Limited[8] Director, Hutchison Telecommunications (Australia) Limited[4]

George Colin MAGNUS 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Non-Executive Director, Hutchison Whampoa

Limited

Non-Executive Director, Cheung Kong

(Holdings) Limited

Non-Executive Director, Hongkong Electric Holdings

Limited[3]

Non-Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

KAM Hing Lam 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Executive Director, Hutchison

Whampoa Limited

Deputy Managing Director, Cheung

Kong (Holdings) Limited

Group Managing Director, Cheung

Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[11]

Executive Director, Hongkong Electric

Holdings Limited[3]

Michael David KADOORIE 24th Floor, St. George’s Building, 2 Ice House Street Central, Hong Kong	British

Independent Non-executive Director,

Hutchison Whampoa Limited

Chairman, CLP Holdings Limited

(investment holding), 147 Argyle Street,

Kowloon, Hong Kong

Chairman, The Hongkong and Shanghai

Hotels, Limited (hotel catering and real

estate), 8th Floor, St. George’s Building,

2 Ice House Street, Central, Hong Kong

Chairman, Heliservices (Hong Kong)

Limited (provision of helicopter services),

2107 St. George’s Building, 2 Ice House

Street, Central, Hong Kong

Holger KLUGE 213 Thoms Bay Road, RR#3 Site 2, Box 4 Utterson, Ontario PDB 1M0 Canada	Canada

Independent Non-executive Director,

Hutchison Whampoa Limited

Director, Hutchison Telecommunications

(Australia) Limited[4]

Independent Non-executive Director, Husky Energy

Inc.[7]

Independent Non-executive Director,

Hongkong Electric Holdings Limited[3]

Non-executive Director, TOM Group Limited[6]

Simon MURRAY Suite 3601, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Independent Non-executive Director,

Hutchison Whampoa Limited

Chairman, General Enterprise Management

Services Limited (investment fund),

Suite 3601, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Independent Non-executive Director,

Cheung Kong (Holdings) Limited

OR Ching Fai, Raymond 83 Des Voeux Road Central Hong Kong	British

Independent Non-executive Director,

Hutchison Whampoa Limited

Director, The Hongkong and

Shanghai Banking Corporation Limited

(banking), 1 Queen’s Road Central,

Hong Kong

Vice Chairman and Chief Executive,

Hang Seng Bank Limited (banking),

83 Des Voeux Road Central,

Hong Kong

William SHURNIAK Limerick, Saskatchewan Canada S0H 2P0	Canadian

Non-executive Director, Hutchison

Whampoa Limited

Co-Chairman, ETSA Utilities (operation of

electricity distribution network in

Australia), 1 Anzac Highway, Keswick,

South Australia 5035, Australia

Co-Chairman, Powercor Australia Ltd.

(operation of electricity distribution

network in Australia), Level 9, 40 Market

Street, Melbourne, Victoria 3000,

Australia

Co-Chairman, CitiPower Pty Ltd. (operation of

electricity distribution network in

Australia) Level 9, 40 Market

Street, Melbourne, Victoria 3000,

Australia

Deputy Chairman, Husky Energy Inc.[7]

WONG Chung Hin 1225 Prince’s Building 10 Chater Road Hong Kong	British	Independent Non-executive Director, Hutchison Whampoa Limited Director, The Bank of East Asia, Limited (banking), No. 10 Des Voeux Road Central, Hong Kong Director, Hongkong Electric Holdings Limited[3]

SCHEDULE II

Executive Officers and Directors of

Hutchison Telecommunications Investment Holdings Limited

As of December 21, 2005

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Director, Hutchison Telecommunications Investment Holdings Limited

Deputy Group Managing Director and

Executive Director, Hutchison Whampoa

Limited

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Harbour Ring

Limited[8]

Director, Hongkong Electric Holdings

Limited[3]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, TOM Group Limited[6]

Director, New Brilliant Holdings Limited

Frank John SIXT	Canadian

Director, Hutchison Telecommunications Investment Holdings Limited

Group Finance Director and Executive

Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[6]

Chairman, TOM Online Inc.[9]

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, Hutchison Telecommunications

(Australia) Limited[4]

Director, Husky Energy Inc.[7]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, Cheung Kong

(Holdings) Limited

Director, New Brilliant Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Whampoa (Europe) Limited

(consultancy services), Hutchison House,

5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa (UK) Limited (investment holding),

Hutchison House, 5 Hester Road, London SW11 4AN,

United Kingdom

Director, Hutchison Whampoa Properties (Europe) Limited

(project management), Hutchison House, 5 Hester Road,

London SW11 4AN, United Kingdom

Director, New Brilliant Holdings Limited

SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, Hutchison Telecommunications Investment Holdings Limited Director, New Brilliant Holdings Limited

CHAN Waichi, Richard 7 rue du Marche aux Herbes L-1728 Luxembourg	American

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Whampoa Europe Investments S.a r.l.

(investment holding), 7 rue du Marche aux Herbes,

L-1728 Luxembourg

Director, New Brilliant Holdings Limited

SCHEDULE III

Executive Officers and Directors of

New Brilliant Holdings Limited

As of December 21, 2005

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Director, New Brilliant Holdings Limited

Deputy Group Managing Director and

Executive Director, Hutchison Whampoa

Limited

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hutchison Harbour Ring

Limited[8]

Director, Hongkong Electric Holdings

Limited[3]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, TOM Group Limited[6]

Director, Hutchison Telecommunications Investment Holdings Limited

Frank John SIXT	Canadian

Director, New Brilliant Holdings Limited

Group Finance Director and Executive

Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[6]

Chairman, TOM Online Inc.[9]

Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, Hutchison Telecommunications

(Australia) Limited[4]

Director, Husky Energy Inc.[7]

Director, Partner Communications

Company Ltd.[5]

Non-executive Director, Hutchison

Telecommunications International Limited[10]

Non-executive Director, Cheung Kong

(Holdings) Limited

Director, Hutchison Telecommunications Investment Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, New Brilliant Holdings Limited

Director, Hutchison Whampoa (Europe) Limited

(consultancy services), Hutchison House,

5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa (UK) Limited (investment holding),

Hutchison House, 5 Hester Road, London SW11 4AN,

United Kingdom

Director, Hutchison Whampoa Properties (Europe) Limited

(project management), Hutchison House, 5 Hester Road,

London SW11 4AN, United Kingdom

Director, Hutchison Telecommunications Investment Holdings Limited

SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, New Brilliant Holdings Limited Director, Hutchison Telecommunications Investment Holdings Limited

CHAN Waichi, Richard 7 rue du Marche aux Herbes L-1728 Luxembourg	American

Director, New Brilliant Holdings Limited

Director, Hutchison Whampoa Europe Investments S.a r.l.

(investment holding), 7 rue du Marche aux Herbes,

L-1728 Luxembourg

Director, Hutchison Telecommunications Investment Holdings Limited

SCHEDULE IV

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Ka-shing	Hong Kong	Chairman, Cheung Kong (Holdings) Limited Chairman, Hutchison Whampoa Limited

LI Tzar Kuoi, Victor	Hong Kong

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric Holdings Limited[3] Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[11]

Executive Director, Hutchison Whampoa Limited

Executive Director, Hongkong Electric Holdings Limited[3]

IP Tak Chuen, Edmond	British

Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

CHUNG Sun Keung, Davy	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

PAU Yee Wan, Ezra	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Executive Director, Cheung Kong (Holdings) Limited

CHIU Kwok Hung, Justin	Canadian	Executive Director, Cheung Kong (Holdings) Limited

LEUNG Siu Hon 502 Aon China Building 29 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Messrs. S.H. Leung and Co. (solicitors’ firm), 502 Aon China Building, 29 Queen’s Road Central, Hong Kong

FOK Kin-ning, Canning 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	British

Non-executive Director, Cheung Kong (Holdings) Limited Group Managing Director, Hutchison Whampoa Limited

Chairman, Hutchison Telecommunications International Limited[10]

Chairman, Hutchison Telecommunications (Australia) Limited[4]

Chairman, Partner Communications Company Ltd.[5]

Chairman, Hutchison Harbour Ring Limited[8]

Co-Chairman, Husky Energy Inc.[7]

Deputy Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, Hongkong Electric Holdings Limited[3]

Frank John SIXT 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	Canadian

Non-executive Director, Cheung Kong (Holdings) Limited Group Finance Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[6]

Chairman, TOM Online Inc.[9]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[3]

Director, Hutchison Telecommunications (Australia) Limited[4]

Director, Husky Energy Inc.[7]

Director, Partner Communications Company Ltd.[5]

Non-executive Director, Hutchison Telecommunications International Limited[10]

CHOW Kun Chee, Roland 12/F, Prince’s Building, Chater Road Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Herbert Tsoi and Partners (solicitors’ firm), 602 Aon China Building, 29 Queen’s Road Central, Hong Kong

George Colin MAGNUS	British

Non-Executive Director, Cheung Kong (Holdings) Limited

Non-Executive Director, Hongkong Electric Holdings Limited[3]

Non-Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Non-Executive Director, Hutchison Whampoa Limited

KWOK Tun-li, Stanley Suite 560, 355 Burrard Street Vancouver, British Columbia V6C 2G8, Canada	Canadian

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Director, Amara International Investment Corporation (investment holdings),

Suite 560, 355 Burrard Street, Vancouver, British Columbia,

V6C 2G8, Canada

YEH Yuan Chang, Anthony 26th Floor, Tower A Regent Centre 63 Wo Yi Hop Road Kwai Chung Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Honorary Life President, Tai Ping Carpets International Limited (carpet manufacturing), 26th Floor, Tower A, Regent Centre, 63 Wo Yi Hop Road, Kwai Chung, Hong Kong

Simon MURRAY Suite 3601, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman, General Enterprise Management Services Limited (investment fund), Suite 3601, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Independent Non-Executive Director, Hutchison Whampoa Limited

CHOW Nin Mow, Albert Units 2001, 20/F, West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman & Managing Director, Wah Yip (Holdings) Limited (property development and investment), Units 2001 20/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong

HUNG Siu-lin, Katherine	Hong Kong	Independent Non-executive Director, Cheung Kong (Holdings) Limited

WONG Yick-ming, Rosanna Room 906, Duke of Windsor Social Service Building 15 Hennessy Road Wanchai, Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman, Education Commission of the Hong Kong Special Administrative Region

Executive Director, Hong Kong Federation of Youth Groups (charitable organisation), Room 906, Duke of Windsor Social Service Building, 15 Hennessy Road, Wanchai, Hong Kong Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

KWAN Chiu Yin, Robert 26/F., Wing On Centre 111 Connaught Road Central Hong Kong	British

Independent Non-executive Director,

Cheung Kong (Holdings) Limited

Independent Non-executive Director, Pak Fah Yeow International Limited (manufacture and sale of Hoe Hin Brand of products, treasury and property investment, distribution of healthcare and household products), 11th Floor, The Sun’s Group Centre, 200 Gloucester Road, Wanchai, Hong Kong

Independent Non-executive Director, Melco

International Development Limited (investment holding),

Penthouse 38/F, The Centrium, 60 Wyndham Street, Central,

Hong Kong

Independent Non-executive Director, Shun Tak

Holdings Limited (shipping, property, hotel, finance, restaurant and air transport), Penthouse 39/F West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong

CHEONG Ying Chew, Henry Room 1601, Bank of America Tower, 12 Harcourt Road Central, Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Independent Non-executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Independent Non-executive Director, Excel Technology International Holdings Limited (investment holding),

5/F., 633 King’s Road, North Point, Hong Kong

Independent Non-executive Director, Forefront International Holdings Limited (trading of motor trucks, coaches and vehicles accessories, repair and maintenance and other motor vehicle related service and finance business, development of smart card system and investment holding), 1/F, Forefront Cyber Centre, 9 Fui Sha Wai Lane, Tong Yan San Tsuen, Yuen Long, N.T., Hong Kong

Independent Non-executive Director, TOM Group Limited[6]

Independent Non-executive Director, Jade Asia Pacific Fund Inc. (investment fund), Walkers P O Box 265 GT, Walker House, Mary Street, George Town, Grand Cayman

Non-executive Deputy Chairman, Worldsec Limited (investment holdings), Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda

SCHEDULE V

Executive Officers and Directors of

Continental Realty Ltd.

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Contintental Realty Ltd.

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Contintental Realty Ltd.

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Contintental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Contintental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Continental Realty Ltd. Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Continental Realty Ltd. Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE VI

Executive Officers and Directors of

Kam Chin Investment S.A.

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Kam Chin Investment S.A.

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Kam Chin Investment S.A.

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE VII

Executive Officers and Directors of

Shining Heights Profits Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Shining Heights Profits Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Shining Heights Profits Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Shining Heights Profits Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Shining Heights Profits Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Shining Heights Profits Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE VIII

Executive Officers and Directors of

White Rain Enterprises Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, White Rain Enterprises Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, White Rain Enterprises Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, White Rain Enterprises Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, White Rain Enterprises Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE IX

Executive Officers and Directors of

Polycourt Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Polycourt Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Polycourt Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Polycourt Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Polycourt Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE X

Executive Officers and Directors of

Richland Realty Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Richland Realty Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Richland Realty Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Richland Realty Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Richland Realty Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XI

Executive Officers and Directors of

Top Win Investment Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Top Win Investment Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Top Win Investment Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Top Win Investment Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Top Win Investment Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XII

Executive Officers and Directors of

Haldaner Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Haldaner Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Haldaner Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Haldaner Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Haldaner Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XIII

Executive Officers and Directors of

Winbo Power Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Winbo Power Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Winbo Power Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Winbo Power Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Winbo Power Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XIV

Executive Officers and Directors of

Good Energy Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Good Energy Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Good Energy Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Good Energy Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Good Energy Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XV

Executive Officers and Directors of

Oriental Time Investment Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Oriental Time Investment Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Oriental Time Investment Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Oriental Time Investment Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Oriental Time Investment Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XVI

Executive Officers and Directors of

Well Karin Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Well Karin Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Well Karin Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

WOO Chia Ching, Grace	U.S.A.	Director, Well Karin Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Well Karin Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Well Karin Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XVII

Executive Officers and Directors of

Fumanda Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Fumanda Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Fumanda Limited

Deputy Managing Director, Cheung

Kong (Holdings) Limited

Group Managing Director, Cheung

Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[11]

Executive Director, Hutchison

Whampoa Limited

Executive Director, Hongkong Electric

Holdings Limited[3]

IP Tak Chuen, Edmond	British

Director, Fumanda Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Fumanda Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Fumanda Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XVIII

Executive Officers and Directors of

Harvestime Holdings Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Harvestime Holdings Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Harvestime Holdings Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Harvestime Holdings Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Harvestime Holdings Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Harvestime Holdings Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XIX

Executive Officers and Directors of

Harrowgate Investments Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Harrowgate Investments Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Harrowgate Investments Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Harrowgate Investments Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Harrowgate Investments Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Harrowgate Investments Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XX

Executive Officers and Directors of

Hislop Resources Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Hislop Resources Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Hislop Resources Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Hislop Resources Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Hislop Resources Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Hislop Resources Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXI

Executive Officers and Directors of

Mirabole Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Mirabole Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Mirabole Limited

Deputy Managing Director, Cheung

Kong (Holdings) Limited

Group Managing Director, Cheung

Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[11]

Executive Director, Hutchison

Whampoa Limited

Executive Director, Hongkong Electric

Holdings Limited[3]

IP Tak Chuen, Edmond	British

Director, Mirabole Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Mirabole Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Mirabole Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXII

Executive Officers and Directors of

Wealth Pleasure Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Wealth Pleasure Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Wealth Pleasure Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

WOO Chia Ching, Grace	U.S.A.	Director, Wealth Pleasure Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Wealth Pleasure Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Wealth Pleasure Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXIII

Executive Officers and Directors of

Guidefield Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Guidefield Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Guidefield Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group

Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Guidefield Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Guidefield Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXIV

Executive Officers and Directors of

Hey Darley Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Hey Darley Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure

Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Deputy Chairman and Executive Director,

Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric

Holdings Limited[3]

Director, The Hongkong and Shanghai

Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Hey Darley Limited

Deputy Managing Director, Cheung

Kong (Holdings) Limited

Group Managing Director, Cheung

Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer,

CK Life Sciences Int’l., (Holdings) Inc.[11]

Executive Director, Hutchison

Whampoa Limited

Executive Director, Hongkong Electric

Holdings Limited[3]

IP Tak Chuen, Edmond	British

Director, Hey Darley Limited

Deputy Managing Director, Cheung Kong

(Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment

Officer, CK Life Sciences Int’l.,

(Holdings) Inc.[11]

Non-executive Director, TOM Group Limited[6]

PAU Yee Wan, Ezra	Hong Kong	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

Eirene YEUNG	Hong Kong	Director, Hey Darley Limited Director, Corporate Strategy Unit and Company Secretary of Cheung Kong (Holdings) Limited

MAN Ka Keung, Simon	Australian	Director, Hey Darley Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXV

Executive Officers and Directors of

Cheung Kong Enterprises Limited

As of December 21, 2005

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Cheung Kong Enterprises Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[12]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[7]

Executive Director, Hongkong Electric Holdings Limited[3]

Director, The Hongkong and Shanghai Banking Corporation

Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Cheung Kong Enterprises Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong

Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life

Sciences Int’l., (Holdings) Inc.[12]

Non-executive Director, TOM Group Limited[6]

1a.	Unless otherwise indicated, the business address of each of the named persons is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.
1b.	Unless otherwise indicated, the business address of each of the named persons is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.
2.	The principal business address of Cheung Kong Infrastructure Holdings Limited is 12th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Cheung Kong Infrastructure Holdings Limited is the development, investment and operation of infrastructure businesses in Hong Kong, the PRC, Australia and United Kingdom.
3.	The principal business address of Hongkong Electric Holdings Limited is 44 Kennedy Road, Hong Kong. The principal business of Hongkong Electric Holdings Limited is generation and supply of electricity.
4.	The principal business address of Hutchison Telecommunications (Australia) Limited is Building A, 207 Pacific Highway, St. Leonards NSW 2065, Sydney, Australia. The principal business of Hutchison Telecommunications (Australia) Limited is telecommunications.
5.	The principal business address of Partner Communications Company Ltd. is 8 Amal Street, Afeq Industrial Park, Rosh Ha’ayin 48103, Israel. The principal business of Partner Communications Company Ltd. is cellular mobile telephone services.
6.	The principal business address of TOM Group Limited is 48/F., The Center, 99 Queen’s Road Central, Hong Kong. The principal business of TOM Group Limited is the development of software and computer network systems and provision of related services, events production and the operation of an Internet portal delivering Internet infotainment, contents and services.
7.	The principal business address of Husky Energy Inc. is 707-8th Avenue S.W., Box 6525 Station D, Calgary, Alberta, Canada, T2P 3G7. The principal business of Husky Energy Inc. is investment in oil and gas.
8.	The principal business address of Hutchison Harbour Ring Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Harbour Ring Limited is the manufacturing and trading of toys, property investments and the Internet B2B businesses.
9.	The principal business address of TOM Online Inc. is 48/F., The Center, 99 Queen’s Road Central, Hong Kong. The principal business of TOM Online Inc. is an internet company in the PRC providing value-added multimedia products and services.
10.	The principal business address of Hutchison Telecommunications International Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Telecommunications International Limited is engage in providing mobile and fixed-line telecommunications services, including broadband data services, multimedia services and mobile and fixed-line Internet services and Intranet services.
11.	The principal business address of CK Life Sciences Int’l., (Holdings) Inc. is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of CK Life Sciences Int’l., (Holdings) Inc. is investment holding, research and development, commercialization, marketing and sale of biotechnology products as well as investments in financial instruments/products.

EXHIBIT INDEX

Exhibit No.	Description
A.	Joint Filing Statement

1.	Agreement dated May 27, 2004 between Hutchison Whampoa Limited and NTT DoCoMo, Inc.*

2.	Agreement dated July 4, 2005 between Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications International Limited**

3.	Promissory Note dated December 21, 2005, payable by Orascom Telecom Eurasia Limited to Hutchison Telecommunications Investment Holdings Limited.

4.	Guarantee dated December 21, 2005, created by Orascom Telecom Holding S.A.E. in favor of Hutchison Telecommunications Investment Holdings Limited.

5.	Share Charge dated December 21, 2005, created by Orascom Telecom Eurasia Limited in favor of Hutchison Telecommunications Investment Holdings Limited.

6	Share Purchase Agreement dated December 21, 2005, between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited. and Orascom Telecom Holding S.A.E.

7.	Shareholders’ Agreement dated December 21, 2005 between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited. and Orascom Telecom Holding S.A.E.

8.	Amended and Restated Registration Rights Agreement dated December 21, 2005, between Hutchison Telecommunications International Limited, Hutchison Telecommunications Investment Holdings Limited, Cheung Kong (Holdings) Limited and Orascom Telecom Eurasia Limited.

*	Previously filed with the Statement on Schedule 13D filed jointly by HWL, HTIHL, NBH, CKH, the CKH Subsidiaries and CKE with the Securities and Exchange Commission on June 30, 2005 and incorporated by reference herein.
**	Previously filed with the Statement on Amendment No. 1 to Schedule 13D filed jointly by HWL, HTIHL, NBH, CKH, the CKH Subsidiaries and CKE with the Securities and Exchange Commission on August 12, 2005 and incorporated by reference herein.

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D filed herewith is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Date: December 27, 2005

HUTCHISON WHAMPOA LIMITED

HUTCHISON TELECOMMUNICATIONS INVESTMENT

HOLDINGS LIMITED

NEW BRILLIANT HOLDINGS LIMITED

By:	/s/ Susan Chow
Name:	Susan Chow
Title:	Director

CHEUNG KONG (HOLDINGS) LIMITED

CONTINENTAL REALTY LTD

KAM CHIN INVESTMENT S.A.

SHINING HEIGHTS PROFITS LIMITED

WHITE RAIN ENTERPRISES LIMITED

POLYCOURT LIMITED

RICHLAND REALTY LIMITED

TOP WIN INVESTMENT LIMITED

HALDANER LIMITED

WINBO POWER LIMITED

GOOD ENERGY LIMITED

ORIENTAL TIME INVESTMENT LIMITED

WELL KARIN LIMITED

FUMANDA LIMITED

HARVESTIME HOLDINGS LIMITED

HARROWGATE INVESTMENTS LIMITED

HISLOP RESOURCES LIMITED

MIRABOLE LIMITED

WEALTH PLEASURE LIMITED

GUIDEFIELD LIMITED

HEY DARLEY LIMITED

CHEUNG KONG ENTERPRISES LIMITED

By:	/s/ Edmond Ip
Name:	Edmond Ip
Title:	Director